PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333 – 289859

Kingsway Financial Services Inc.

Up to 1,419,001 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named herein or their permitted transferees (the “Selling Stockholders”) of up to 1,419,001 shares of our common stock, par value $0.01 per share (the “common stock”), including up to (i) 1,336,264 shares of our common stock to certain accredited investor purchasers (the “PIPE Selling Stockholders”) pursuant to the 2025 Private Placement (as defined below) and (ii) 82,737 shares of our common stock to Mark L. Corn (the “Bud’s Selling Stockholder”) pursuant to the Letter Agreement (as defined below). We are registering the shares for resale pursuant to such stockholders’ registration rights under the 2025 Private Placement or Letter Agreement, as applicable. For additional information, see “Prospectus Summary” beginning on page 1 of this prospectus.

Subject to any applicable contractual restrictions, the Selling Stockholders may offer, sell or distribute all or a portion of their shares of our common stock publicly or through private transactions at prevailing market prices or at negotiated prices. For additional information, see “Plan of Distribution” beginning on page 10 of this prospectus. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock owned by the Selling Stockholders. For additional information, see “Use of Proceeds” beginning on page 4 of this prospectus and “Selling Stockholders” beginning on page 4 of this prospectus.

We will bear all costs, expenses and fees in connection with the registration of these shares of our common stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. We have agreed to reimburse the PIPE Selling Stockholders for up to $35,000 of their expenses in the aggregate, including expenses incurred in connection with negotiation and execution of the securities purchase agreement and the registration of these shares.

We are a “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in this prospectus may not be comparable to information provided by companies that are not smaller reporting companies.

Our common stock is listed on the New York Stock Exchange under the symbol “KFS.” On September 4, 2025, the last reported sale price of our common stock was $14.25.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT OR SIMILAR SECTION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September 5, 2025

i

About This Prospectus

Unless otherwise stated or the context otherwise requires, the terms “Kingsway,” “KFS,” the “Company,” “we,” “us” and “our” refer to Kingsway Financial Services Inc. and its subsidiaries.

You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in their entirety before making an investment decision. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website at www.sec.gov. See “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.

You should rely only on the information included or incorporated by reference in this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

Market data and other statistical information included or incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, neither we nor the Selling Stockholders have independently verified the information. Neither we nor the Selling Stockholders guarantee its accuracy or undertake a duty to provide or update such data in the future.

This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.

Neither we nor the Selling Stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

ii

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding future events and our future results, that are subject to the safe harbor created thereunder and other safe harbors under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected and/or projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “projects,” “plans,” “may,” “might,” “should,” “can have” and variations and similar words and expressions are intended to identify such forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see Kingsway’s securities filings, including its Annual Report on Form 10-K for the year ended December 31, 2024.

Kingsway may make forward-looking statements about, and potential risks and uncertainties include, without limitation:

●	its results of operations and financial condition (including, among other things, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios, and the timing and expenses associated with operations);

●	changes in facts and circumstances affecting assumptions used in determining the provision for unpaid loss and loss adjustment expenses;

●	changes in industry trends and significant industry developments;

●	the impact of certain guarantees and indemnifications made by the Company;

●	the ability to complete current or future acquisitions successfully;

●	the ability to successfully implement our strategic initiatives; and

●	other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as incorporated herein by reference.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, it is impossible for us to anticipate all factors that could affect our actual results and many factors could cause our actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by any forward-looking statements. Accordingly, our actual results could differ materially from those projected in the forward-looking statements for many reasons, including the risk factors listed in “Risk Factors” beginning on page 3 of this prospectus and elsewhere in or in the documents incorporated by reference in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this report and hereafter in our other SEC filings and public communications.

You should evaluate all forward-looking statements made by us in the context of all risks and uncertainties described with respect to our business. We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus are made only as of the date hereof. We do not intend to, and do not assume or undertake any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

iii

Prospectus Summary

This summary highlights selected information contained in more detail elsewhere in this prospectus and in documents incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and our consolidated financial statements and the accompanying notes thereto incorporated by reference in this prospectus.

Our Business

Kingsway is the only publicly-traded US company employing the Search Fund model to acquire and build great businesses.

Kingsway owns and operates a collection of high-quality B2B and B2C services companies that are asset-light, growing, profitable, and that have recurring revenues. Kingsway seeks to compound long-term shareholder value on a per share basis via its decentralized management model, its talented team of operators, and its tax-advantaged corporate structure.

Kingsway has two reportable segments – Kingsway Search Xcelerator and Extended Warranty – that conduct their respective businesses and distribute their products and services through operating subsidiaries in the United States. Kingsway Search Xcelerator is comprised of subsidiaries engaged in the sale of professional services, including (1) outsourced finance, accounting, and human resources services, (2) managed information technology services, (3) healthcare staffing services, (4) cardiac telemetry services, (5) property management software services, (6) industrial motor maintenance and repair services, and (7) skilled trades services, including plumbing services. Extended Warranty is comprised of subsidiaries collectively engaged in the marketing, sale, and administration of vehicle services agreements, and in the sale of HVAC, standby generator, LED lighting, and commercial refrigeration warranty products and related maintenance support services.

2025 Private Investment in Public Equity (PIPE) Transaction

On June 25, 2025, we entered into a securities purchase agreement (the “2025 Purchase Agreement”) with the PIPE Selling Stockholders, pursuant to which we issued and sold an aggregate of 1,336,264 shares (the “PIPE Common Shares”) of our common stock at a purchase price of $11.75 per share, generating gross proceeds of approximately $15.7 million (the “2025 Private Placement”).

Pursuant to the 2025 Purchase Agreement, we also granted the PIPE Selling Stockholders therein certain registration rights, pursuant to which we agreed to file a registration statement covering the resale of the PIPE Common Shares by such holders and to use our commercially reasonable efforts to cause each such registration statement to become effective and to remain continuously effective until all PIPE Common Shares (a) have been disposed of in accordance with such registration statement or (b) can be sold pursuant to Rule 144 under the Securities Act (“Rule 144”) without regard to the volume-of-sale limitations imposed under Rule 144(e).

This prospectus was prepared in connection with the 2025 Purchase Agreement and covers all of the PIPE Common Shares issued to the PIPE Selling Stockholders party to the same.

Issuance of Common Stock in Satisfaction of Promissory Note

On March 17, 2025, we acquired M.L.C. Plumbing LLC d/b/a Bud’s Plumbing (“Bud’s Plumbing”) for aggregate consideration of $5.0 million, plus transaction expenses and subject to a working capital adjustment, and a seller note issued to Plumbing Holdco, Inc (“Plumbing Holdco”) in the initial principal amount of $1.25 million (the “Bud’s Seller Note”). On August 4, 2025, Plumbing Holdco assigned all of its right, title and interest in and to the Bud’s Seller Note to the Bud’s Selling Stockholder, the sole shareholder of Plumbing Holdco. On August 7, 2025, Kingsway and the Bud’s Selling Stockholder entered into a Letter Agreement (the “Letter Agreement”) whereby in satisfaction of all outstanding obligations under the Bud’s Seller Note, the Company issued to the Bud’s Selling Stockholder 82,737 shares (the “Bud’s Common Shares”) of common stock, representing aggregate consideration equal to $1,158,330.27, and in connection with such issuance the Bud’s Seller Note was cancelled and discharged.

Under the Letter Agreement, we granted the Bud’s Selling Stockholder certain registration rights, pursuant to which we agreed to file a registration statement covering the resale of the Bud’s Common Shares by the Bud’s Selling Stockholder and to use our commercially reasonable efforts to cause each such registration statement to become effective and to remain continuously effective until all Bud’s Common Shares (a) have been disposed of in accordance with such registration statement or (b) can be sold pursuant to Rule 144 without regard to the volume-of-sale limitations imposed under Rule 144(e).

This prospectus was prepared in connection with the Letter Agreement and covers all of the Bud’s Common Shares issued to the Bud’s Selling Stockholder pursuant to the same.

Corporate Information

We were incorporated under the Business Corporations Act (Ontario) on September 19, 1989 and changed our jurisdiction of incorporation to the State of Delaware, effective December 31, 2018. Our common stock is listed on the New York Stock Exchange under the symbol “KFS”. Our principal executive offices are located at 10 S. Riverside Plaza, Suite 1520 Chicago, IL 60606 and our telephone number is (312) 766-2138.

The Offering

Issuer	Kingsway Financial Services Inc.

Shares of common stock that may be offered by the Selling Stockholders	Up to 1,419,001 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Market for common stock	Our common stock is listed on the NYSE under the symbol “KFS.”

Risk factors	Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and the other information included in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Risk Factors

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks, uncertainties and other information in this prospectus, and the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference, as well as other risk factors included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision. Any of the risks described below and that we describe in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Selling Stockholders

This prospectus relates to the resale from time to time by the Selling Stockholders of the shares of common stock set forth below. We are registering the shares of common stock included in this prospectus pursuant to the registration rights of the Selling Stockholders in the 2025 Purchase Agreement or Letter Agreement, as applicable. For additional information, see “Prospectus Summary.”

The table below presents information regarding the beneficial ownership of shares of common stock held by each of the Selling Stockholders, including the shares of common stock that may be resold by each Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose.

The second column (titled “Shares Beneficially Owned Prior to the Offering”) lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its respective ownership of shares of common stock as of August 26, 2025. The third column (titled “Maximum Number of Shares to be Sold Pursuant to this Prospectus”) lists all of the shares of common stock being offered for resale by the Selling Stockholders under this prospectus. In accordance with the terms of the 2025 Purchase Agreement, this prospectus covers the sale of 1,336,264 shares of common stock issued in connection with the 2025 Purchase Agreement. In accordance with the terms of the Letter Agreement, this prospectus covers the sale of 82,737 shares of common stock issued in connection with the Letter Agreement. The fourth column (titled “Shares Beneficially Owned After the Offering”) assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders identified below may have, or may in the future have, sold, transferred or otherwise disposed of all or a portion of their securities included in the table below in transactions exempt from the registration requirements of the Securities Act. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to the Offering (1)		Maximum Number of Shares to be Sold Pursuant to this	Shares Beneficially Owned After the Offering (3)
Name of Selling Stockholder	Shares	Percentage	Prospectus (2)	Shares		Percentage
Greenhaven Road Capital Fund 1, LP	343,976	*	264,579	608,555	(4)	*
Greenhaven Road Capital Fund 2, LP	413,369	*	288,612	701,981	(5)	*
Blue Riband Fund LP	1,934,586	*	255,319	2,189,905	(6)	*
Jackson Ranch LLC	0	-	255,320	255,320	(7)	*
Potomac Partners, Ltd.	0	-	170,212	170,212	(8)	*
Petrone Holdings, LP	0	-	17,022	17,022	(9)	*
Baleen Capital Fund LP	100	*	85,200	85,300	(10)	*
Mark L. Corn	0	-	82,737	82,737	(11)	*

*	Represents beneficial ownership of less than 1%

(1)	The number of shares set forth in this column reflects the number of shares of common stock beneficially owned by each Selling Stockholder, based on its respective ownership of shares of common stock as of August 26, 2025. The percentage of shares of common stock beneficially owned by each Selling Stockholder in this column is based on an aggregate of 28,873,415 shares of common stock outstanding on August 26, 2025. None of the Selling Stockholders beneficially own any shares of Preferred Stock of the Company.

(2)	The amount set forth in this column reflects the number of shares of common stock that may be offered by the Selling Stockholders using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholders may own, beneficially or otherwise.

(3)	The amount set forth in this column assumes the resale by the Selling Stockholders of all of the shares of common stock being offered for resale pursuant to this prospectus. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. The percentage of shares of common stock beneficially owned by each Selling Stockholder in this column is based on an aggregate 28,873,415 shares of common stock outstanding as of August 26, 2025, including the issuance of all shares of common stock pursuant to the 2025 Purchase Agreement and the Letter Agreement. None of the Selling Stockholders beneficially own any shares of Preferred Stock of the Company.

(4)	Greenhaven Road Capital Fund 1, LP (“Fund 1”) directly owns these shares. Greenhaven Road Investment Management, LP is the investment manager of Fund 1 (the “Greenhaven Investment Manager”). MVM Funds, LLC is the general partner of Fund 1 (the “Greenhaven GP”) and the Greenhaven Investment Manager. Scott Miller is the controlling person of the Greenhaven GP. Each of Fund 1, the Greenhaven Investment Manager, the Greenhaven GP and Scott Miller (all of the foregoing, collectively, the “Greenhaven 1 Persons”) has sole voting and dispositive power over these shares. Each of the Greenhaven Investment Manager, the Greenhaven GP and Scott Miller may be deemed to beneficially own these shares; each disclaims beneficial ownership thereof. The principal business office of each of the Greenhaven Persons is 8 Sound Shore Drive, Suite 210, Greenwich, CT 06830.

(5)	Greenhaven Road Capital Fund 2, LP (“Fund 2”) directly owns these shares. The Greenhaven Investment Manager is the investment manager of Fund 1. The Greenhaven GP is the general partner of Fund 1 and the Greenhaven Investment Manager. Scott Miller is the controlling person of the Greenhaven GP. Each of Fund 2, the Greenhaven Investment Manager, the Greenhaven GP and Scott Miller (all of the foregoing, collectively, the “Greenhaven 2 Persons”) has sole voting and dispositive power over these shares. Each of the Greenhaven Investment Manager, the Greenhaven GP and Scott Miller may be deemed to beneficially own these shares; each disclaims beneficial ownership thereof. The principal business office of each of the Greenhaven 2 Persons is 8 Sound Shore Drive, Suite 210, Greenwich, CT 06830.

(6)	Blue Riband Fund LP, a Delaware limited partnership, directly owns these shares. Blue Riband Group Limited is the investment manager (the “Blue Riband Investment Manager”) of Blue Riband Fund LP. James Chervak is the controlling person of the Blue Riband Investment Manager. The Blue Riband Investment Manager and James Chervak each has voting and dispositive power over and may be deemed to beneficially own these shares; each disclaims beneficial ownership thereof. The principal business office of each of the foregoing persons is 108 W. 13th Street, Suite 100, Wilmington, DE 19801.

(7)	Jackson Ranch LLC, a Delaware limited liability company, directly owns these shares. Grant Hosking and Ben Bryce are the controlling persons of Jackson Ranch LLC (the “Jackson Ranch Controlling Persons”). The Jackson Ranch Controlling Persons have voting and dispositive power over these shares and may be deemed to beneficially own these shares; each Jackson Ranch Controlling Person disclaims beneficial ownership thereof. The principal business office of Jackson Ranch LLC and the Jackson Ranch Controlling Persons is 4470 Stearns Lane Sunset Valley, TX 78736.

(8)	Potomac Partners, Ltd., a Texas limited partnership, directly owns these shares. H. Lee S. Hobson is the general partner of Potomac Partners, Ltd. and has voting and dispositive power over and may be deemed to beneficially own these shares; H. Lee S. Hobson disclaims beneficial ownership thereof. The principal business office of Potomac Partners, Ltd. is 3889 Maple Avenue, Suite 550 Dallas, TX 75219.

(9)	Petrone Holdings, LP, a Texas limited partnership, directly owns these shares. ZRP Investments, LLC, a Texas limited liability company, is the general partner of Petrone Holdings, LP. Zachary C. Petrone is a member of ZRP Investment, LLC and has voting and dispositive power over and may be deemed to beneficially own these shares; ZRP Investment, LLC and Zachary C. Petrone each disclaim beneficial ownership thereof. The principal business office of Petrone Holdings, LP is 3237 Purdue Avenue Dallas, TX 75225.

(10)	Baleen Capital Fund LP, a Delaware limited partnership, directly owns these shares. Baleen Capital Management LLC is the investment manager of Baleen Capital Fund LP and Fang Li is the managing partner of Baleen Capital Management LLC. Each of Baleen Capital Management LLC and Fang Li has voting and dispositive power over and may be deemed to beneficially own these shares; each disclaims beneficial ownership thereof. The principal business office of Baleen Capital Fund LP is 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135.

(11)	Mark L. Corn, an individual, directly owns these shares and is the President of Bud’s Plumbing, a subsidiary of the Company.

Transactions with Selling Stockholders

As discussed above, (a) we entered into the 2025 Purchase Agreement with each of the PIPE Selling Stockholders, pursuant to which we issued and sold the PIPE Common Shares and (b) we acquired Bud’s Plumbing and following this acquisition we entered into the Letter Agreement whereby in satisfaction of all outstanding obligations under the Bud’s Seller Note, we issued to the Bud’s Selling Stockholder the Bud’s Common Shares.

The Bud’s Selling Stockholder is the President of Bud’s Plumbing, a subsidiary of the Company.

Dividend Policy

We have not paid any dividends on our common stock within the past ten years and do not currently intend to pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends, if any, on our common stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements and contractual restrictions.

Description of Capital Stock

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, bylaws and certificate of designations, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference herein.

Overview

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value, which may, at the sole discretion of the board of directors, be issued in one or more series. As of the date of this filing, there were: (i) 28,873,415 shares of common stock issued and outstanding; and (ii) (x) 330,000 shares of Class B Preferred Stock, par value $0.01 per share (“Class B Preferred Stock”), (y) 240,000 shares of Class C Preferred Stock, par value $0.01 per share (“Class C Preferred Stock”) and (z) 80,000 shares of Class D Preferred Stock (“Class D Preferred Stock”) issued and outstanding.

The authorized and unissued shares of both common stock and preferred stock are available for issuance by our board of directors without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. In accordance with the terms of our certificate of incorporation and bylaws, each director on the board of directors is elected at an annual meeting of stockholders. All elections of directors are determined by a plurality of the votes cast and each stockholder is entitled to one vote for each share of common stock held by such stockholder. Vacancies occurring in any directorship and newly created directorships resulting from any increase in the number of directors shall be filled by a majority of directors then in office.

Common Stock

Dividends. Subject to the rights of holders of any shares of preferred stock having preference as to dividends and except as otherwise provided by the certificate of incorporation from time to time, as the same may be amended and supplemented, or applicable law, the holders of common stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor. Each share of common stock is entitled to participate equally in all dividends payable with respect to the common stock. We have not paid any dividends on our common stock within the past ten years and do not currently intend to pay any cash dividends on our common stock in the foreseeable future. See the section titled “Dividend Policy” on page 6 of this prospectus.

Voting Rights. Except as may otherwise be provided by applicable law, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

No Conversion, Redemption or Preemptive Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

General

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval, subject to applicable law, rules and regulations. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The preferred stock of each series, as set forth below, ranks senior to the common stock in priority of payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up, to the extent of the preferential amounts to which the preferred stock of the respective series are entitled.

Class B Convertible and Redeemable Preferred Stock

On September 24, 2024 the Company issued an aggregate 330,000 shares of Class B Preferred Stock, all of which are convertible into shares of common stock at the election of the holders of the Class B Preferred Stock, and are subject to the redemption rights and additional features set forth below. The Class B Preferred Stock ranks pari passu with each of the Class C Preferred Stock and the Class D Preferred Stock and senior to the Company’s common stock. The following description of the Class B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Class B Certificate of Designations, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

Dividends. Holders of Class B Preferred Stock are entitled to receive fixed, cumulative, preferential cash dividends at a rate of 8% per share of Class B Preferred Stock per annum, payable in equal quarterly installments if declared by the board of directors. In the event the dividend is not paid and cumulates for a period greater than two consecutive quarters from the date of most recent dividend payment, the cash dividend rate will increase to 18% per share of Class B Preferred Stock per annum.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, the holders of Class B Preferred Stock will be entitled to receive $25.00 per share of Class B Preferred Stock, plus accrued but unpaid dividends thereon, whether declared or not, before any amount is paid or any assets distributed to holders of shares of the Company ranking junior as to the return of capital to the Class B Preferred Stock. After payment to the holders of Class B Preferred Stock of the amounts so payable to the same, such holders will not be entitled to share in any further payment in respect of the distribution of the assets of the Company.

Voting Rights. The holders of Class B Preferred Stock are not entitled to receive notice of or to attend any meeting of shareholders of the Company and is not be entitled to vote at any such meeting.

Conversion Rights. Each share of Class B Preferred Stock is convertible at the option of the holder thereof into 2.6316 shares of common stock at any time prior to September 24, 2031. The number of Common Shares into which the Class B Preferred Stock is convertible is subject to adjustment in the event of certain stock dividends, subdivisions and consolidations, rights offerings, special distributions, capital reorganizations and reclassifications of the Company’s common stock.

Redemption Features. The Company will redeem all outstanding shares of Class B Preferred Stock on September 24, 2031 for the price of $25.00 per share of Class B Preferred Stock, plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption. The Company also has the option to redeem 25% of the Class B Preferred Stock it has issued following a sale of assets representing more than 15% of the Company’s consolidated revenues in the prior 12 month period at a price equal to the amount that would yield a total internal rate of return of 15% on the subscription price paid to the Company for the purchase of shares of Class B Preferred Stock submitted for redemption.

Class C Convertible and Redeemable Preferred Stock

In February 2025, the Company issued an aggregate 240,000 shares of Class C Preferred Stock, all of which are convertible into shares of common stock at the election of the holders of the Class C Preferred Stock, and are subject to the redemption rights and additional features set forth below. The Class C Preferred Stock ranks pari passu with each of the Class B Preferred Stock and the Class D Preferred Stock and senior to the Company’s common stock. The following description of the Class C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Class C Certificate of Designations, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

Dividends. Holders of Class C Preferred Stock are entitled to receive fixed, cumulative, preferential cash dividends at a rate of 8% per share of Class C Preferred Stock per annum, payable in equal quarterly installments if declared by the board of directors. In the event the dividend is not paid and cumulates for a period greater than two consecutive quarters from the date of most recent dividend payment, the cash dividend rate will increase to 18% per share of Class C Preferred Stock per annum.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, the holders of Class C Preferred Stock will be entitled to receive $25.00 per share of Class C Preferred Stock, plus accrued but unpaid dividends thereon, whether declared or not, before any amount is paid or any assets distributed to holders of shares of the Company ranking junior as to the return of capital to the Class C Preferred Stock. After payment to the holders of Class C Preferred Stock of the amounts so payable to the same, such holders will not be entitled to share in any further payment in respect of the distribution of the assets of the Company.

Voting Rights. The holders of Class C Preferred Stock are not entitled to receive notice of or to attend any meeting of shareholders of the Company and are not be entitled to vote at any such meeting.

Conversion Rights. Each share of Class C Preferred Stock is convertible at the option of the holder thereof into 2.6316 shares of common stock at any time prior to February 12, 2032. The number of Common Shares into which the Class C Preferred Stock is convertible is subject to adjustment in the event of certain stock dividends, subdivisions and consolidations, rights offerings, special distributions, capital reorganizations and reclassifications of the Company’s common stock.

Redemption Features. The Company will redeem all outstanding shares of Class C Preferred Stock on February 12, 2032 for the price of $25.00 per share of Class C Preferred Stock, plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption. The Company also has the option to redeem 25% of the Class C Preferred Stock it has issued following a sale of assets representing more than 15% of the Company’s consolidated revenues in the prior 12 month period at a price equal to the amount that would yield a total internal rate of return of 15% on the subscription price paid to the Company for the purchase of shares of Class C Preferred Stock submitted for redemption.

Class D Convertible and Redeemable Preferred Stock

On May 8, 2025, the Company issued an aggregate 80,000 shares of Class D Preferred Stock, all of which are convertible into shares of common stock at the election of the holders of the Class D Preferred Stock, and are subject to the redemption rights and additional features set forth below. The Class D Preferred Stock ranks pari passu with each of the Class B Preferred Stock and the Class C Preferred Stock and senior to the Company’s common stock. The following description of the Class D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Class D Certificate of Designations, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

Dividends. Holders of Class D Preferred Stock are entitled to receive fixed, cumulative, preferential cash dividends at a rate of 8% per share of Class D Preferred Stock per annum, payable in equal quarterly installments if declared by the board of directors. In the event the dividend is not paid and cumulates for a period greater than two consecutive quarters from the date of most recent dividend payment, the cash dividend rate will increase to 18% per share of Class D Preferred Stock per annum.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, the holders of Class D Preferred Stock will be entitled to receive $25.00 per share of Class D Preferred Stock, plus accrued but unpaid dividends thereon, whether declared or not, before any amount is paid or any assets distributed to holders of shares of the Company ranking junior as to the return of capital to the Class D Preferred Stock. After payment to the holders of Class D Preferred Stock of the amounts so payable to the same, such holders will not be entitled to share in any further payment in respect of the distribution of the assets of the Company.

Voting Rights. The holders of Class D Preferred Stock are not entitled to receive notice of or to attend any meeting of shareholders of the Company and are not be entitled to vote at any such meeting.

Conversion Rights. Each share of Class D Preferred Stock is convertible at the option of the holder thereof into 2.6316 shares of common stock at any time prior to May 7, 2032. The number of Common Shares into which the Class D Preferred Stock is convertible is subject to adjustment in the event of certain stock dividends, subdivisions and consolidations, rights offerings, special distributions, capital reorganizations and reclassifications of the Company’s common stock.

Redemption Features. The Company will redeem all outstanding shares of Class D Preferred Stock on May 7, 2032 for the price of $25.00 per share of Class D Preferred Stock, plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption. The Company also has the option to redeem 25% of the Class D Preferred Stock it has issued following a sale of assets representing more than 15% of the Company’s consolidated revenues in the prior 12 month period at a price equal to the amount that would yield a total internal rate of return of 15% on the subscription price paid to the Company for the purchase of shares of Class D Preferred Stock submitted for redemption.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Requirements of Advance Notification of Stockholder Meetings, Director Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the board of directors and the chairperson of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or from otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders), other than certain rights that holders of our preferred stock may have to act by written consent.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that the board of directors is expressly authorized to adopt, amend, alter or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law or our certificate of incorporation. Any adoption, amendment, alteration or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting as a single class. Our certificate of incorporation generally requires the affirmative vote of the holders of at least a majority of the outstanding voting stock in order to amend any provisions of the same.

Plan of Distribution

We are registering the shares of common stock to permit the resale of these shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker- dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If the Selling Stockholders want to sell their shares of our common stock under this prospectus in the United States, the Selling Stockholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the Selling Stockholders will be able to advise the Selling Stockholders in which states shares of our common stock are exempt from registration for secondary sales.

Any person who purchases shares of our common stock from the Selling Stockholders offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to any untrue statement or alleged untrue statement or omission or alleged omission of any material fact arising in connection with the registration of the shares offered by this prospectus, other than made in conformity with information furnished by a Selling Stockholder.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (1) such time as the Selling Stockholders no longer hold the shares covered by this prospectus or (2) the date on which all of the shares may be sold without volume-of-sale limitations pursuant to Rule 144 of the Securities Act.

Legal Matters

The validity of the shares of our common stock offered by this prospectus has been passed upon for us by Cadwalader, Wickersham & Taft LLP.

Experts

The consolidated financial statements of Kingsway Financial Services Inc. for the fiscal quarters ended March 31, 2025 and June 30, 2025, and for the fiscal years ended December 31, 2024 and December 31, 2023 (the “Year-End Financial Statements”) are incorporated by reference in this Prospectus and in the Registration Statement, and have, in the case of the Year-End Financial Statements, been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report and included therein. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Incorporation of Information by Reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 8, 2025;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August 7, 2025;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2025; and

●	our Current Reports on Form 8-K, filed with the SEC on July 7, 2025, June 25, 2025, May 21, 2025, May 19, 2025, April 15, 2025, April 2, 2025, February 24, 2025 and February 18, 2025 (in each case, excluding any information furnished and not filed therewith).

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of this Amendment and prior to the effectiveness thereof, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Kingsway Financial Services Inc.
10 S. Riverside Plaza, Suite 1520

Chicago, IL 60606

(312) 766-2138

Kingsway Financial Services Inc.
Up to 1,419,001 Shares of Common Stock

Prospectus

September 5, 2025